Exhibit 10.7(b)

Written description of the Hecla Mining Company
Executive and Senior Management Long-Term Performance Payment Plan

        The following is a description of certain terms of the Hecla Mining Company Executive and Senior Management Long-Term Performance Payment Plan (the “Plan”) provided pursuant to paragraph (b)(10)(iii) of Item 601 of Regulation S-K, which requires a written description of material terms and conditions of a compensatory plan not contained in a formal document.

Plan Purpose and Objectives

Plan objectives include:

Focusing management attention on key activities and initiatives. We want key decision makers to allocate time and energy to those key activities that drive the Company’s performance.

Encouraging open and frequent communications.

Establish meaningful, challenging and achievable performance targets.

Recognize contribution to long-term growth objective efforts. Every position is important and contributes to the day-to-day success of the Company. However, a few individuals hold positions that can have long-term and dramatic impact on the future of the Company. Because these efforts are so critical, it is important to recognize both the individual contributions as well as the team contributions.

Attract and retain high caliber executives and senior managers. Compensation is an important consideration in a high caliber leader’s willingness to join and stay with a top-performing organization. This Plan helps meet this important objective by providing key leaders the opportunity to earn above industry standard total compensation through personal and organizational performance.

Link participant interests to those of the Company’s shareholders. Our entire compensation philosophy is based on achieving performance results that are in the best interest of our shareholders and provides them the opportunity to realize wealth through our performance.

Duration of the Plan

        The Plan will commence effective on January 1, 2003 and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time. Under this Plan, a new performance period begins each calendar year and runs for multiple year periods. The following table provides an example of how the Plan would work using overlapping three-year performance periods.

Example Overlapping Performance Periods

Performance
Period	2003	2004	2005	2006[1]	2007	2008

1				Award 1

2					Award 2

3						Award 3

For example, the first performance period will run from January 1, 2003 through December 31, 2005. The first performance payout, if earned, would be made approximately the first quarter 2006. The next performance period, if approved by the Board to be a three year period, would include January 1, 2004 through December 31, 2006. The payout for this period, if earned, would be made approximately the first quarter 2007.

        The purpose of having multiple year performance periods is to recognize that some activities require significant periods of time to be implemented and for measurable results to accrue. Multiple year periods also provide the opportunity to adjust performance activities to keep on track toward performance targets. Starting a new plan period each year provides the opportunity to adjust for new conditions and circumstance or priorities. For example, a merger or acquisition could change the nature and level of subsequent year targets. Such an event would not change non-matured plan periods target but would be taken into account in future plan periods.

Eligibility

        Upon the recommendation of the Chief Executive Officer, the Compensation Committee of the Board of Directors will establish participation eligibility requirements. Initially, eligibility will be restricted to those key executives and senior managers whose activities and decisions have a direct impact on the long-term strategic performance of the Company.

New Employees
New employees will be eligible to participate in existing, non-matured plans on a prorated basis and fully in new plans commencing with the plan period following date of hire.

Promotion and/or Salary Changes
Promotion and/or salary changes that may affect the basis for determining the targeted number of performance units a participant may be eligible to receive will be adjusted on a pro-rated basis for non-matured plans.

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1 Note that beginning Year 2006, an award is made each successive year if earned.

Reassignment and/or Relocation
Position reassignment, change in job scope or relocation that may affect the basis for determining the number of performance units a participant may be eligible to receive may be adjusted on a pro-rated basis for any non-matured plans.

Leaves of Absence
Eligibility to continue participation in any non-matured or future plan periods on a pro-rata basis preceding and after the effective dates of an approved leave of absence will be at the sole discretion of the Chief Executive Officer.

Death
Beneficiaries of a participant who dies during a performance period, and who has participated in prior performance periods not reaching maturity will be entitled to a pro-rated share of target performance award if earned.

Retirement
A participant who retires during a performance plan period will be eligible to receive a pro-rated share of target awards, if earned, for any plan period that the participant was eligible for and which has not reached maturity.

Disability
Eligibility to continue participation in any non-matured plan periods on a pro-rata basis preceding and after the dates of a disability will be at the sole discretion of the Chief Executive Officer.

Voluntary Termination
Eligible participants who terminate their employment relationship with the Company will not be eligible to receive any long-term incentive award from any non-matured performance plan periods.

Involuntary Termination
Eligible participants, whose employment relationship with the Company is involuntarily terminated, other than as provided in this description, will not be eligible to receive any long-term incentive award from any non-matured performance plan periods. The Chief Executive Officer retains the authority to review each such instance and may make pro-rata awards under non-matured plans at his sole discretion.

Change of Control
Eligible participants will receive a pro-rated share of targeted awards upon the event of a change of control as currently defined in other benefit plans of the Company.

Plan Value Potential

        Each participant will receive a number of performance units at the beginning of each performance period. Performance units will be dollar-denominated units whose payment and/or value ($0 - $200) is contingent upon performance as determined by the Board. The nominal target value for each performance unit will be $100.

Performance Measures

        Long-term performance targets, measures, or objectives should reflect the long-term strategic objectives of the Company as determined from time to time. For all participants other than the Chief Executive Officer, performance targets and their measurement criteria will be recommended for each performance period by the Chief Executive Officer to the Compensation Committee, and in turn must be recommended by the Compensation Committee to the Board of Directors, and then ultimately approved by the Board of Directors. The process is the same for the Chief Executive Officer, with the exception that the performance targets and measurement criteria for the Chief Executive Officer must be approved by the independent members of the Board of Directors. Specific performance targets and measurement criteria may change from one performance period to the next.

        For the first performance period (2003-5), there will be two performance targets.

(a)	Cash flow from operations – This represents the value of metals sold less production cost from direct operations. For purposes of this objective, gold and silver prices are assumed to remain constant.

(b)	Gold equivalent resources – This represents gold equivalent resources as determined by the Company as of the end of each calendar year.

        Once set for a plan period, performance targets, measurers, or objectives are not expected to change. It is expected that significant events causing the Company’s long-term strategy to change will change the targets, measurers or objectives to change subsequent plan periods. However, it is in the discretion of the Board to change targets, measurers, or objectives.

Performance Award Value

        Periodically, the Board of Directors can establish a procedure, target or range of outcomes that could provide the basis for determining the value of the units. Meeting the performance targets (which, for the first performance period are cash flow from operations and gold equivalent resources) will create a performance unit nominal value of $100. However, the value of performance units can range between $0 and $200, depending upon performance as determined by the Board.

Performance Award Distribution

        The primary determination on the number of performance units awarded will reflect the objective of providing the potential for a participant to realize targeted total compensation levels.

However, there will be other factors considered including scope of position responsibilities, accountabilities and involvement with specific strategic initiatives, ability to influence outcomes and other factors. In addition, the Board of Directors, in its sole discretion, may make adjustments to awards earned by Plan participants in connection with achieving performance targets, and may also make awards to participants in the event performance targets are not met.

        Performance awards will be distributed as soon as practical after the end of the performance period upon recommendation by the Compensation Committee to the Board of Directors, and then approval by the Board (with respect to the Chief Executive Officer, approval must be made by the independent members of the Board). Performance awards may be in the form of cash and/or stock, with any shares of stock being granted under the Company’s 1995 Stock Incentive Plan.

        Participants may elect to defer any performance unit award amounts up to 100% of the award through the Company’s Key Employee Deferral Plan if an election to do so has been made no later than July of the third performance period for the plan period for which the award is being made. For example, if a participant wants to defer some or 100% of the 2006 award (for plan period 2003-2005), the participant would have to make such election no later than July 1, 2005.

Other Information

        Nothing in this Plan or in related Plan documents shall confer the Participant any right to continue in the employ of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company of its Subsidiaries, which are expressly reserved, to discharge the Participant at an time for any reason whatsoever, with or without cause. The Board of Directors reserves the sole right to amend, modify, cancel or terminate all or any part of this Plan at any time upon recommendation by the Compensation Committee.

Definitions

Eligible Employee — means any individual employed by the Company who meets the requirements of participation in this plan as determined by the CEO.

Participant — means any Eligible Employee approved for participation by the Compensation Committee.

Designation of Beneficiary — Each Participant in the Plan may provide a written designation of the person(s) or entity(ies) who will be the Beneficiary or contingent Beneficiary, to whom any benefit under the Plan will be paid in the event of the Participant’s death. A Participant may change this written designation at any time. The written beneficiary designation most recently filed before the Participant’s death will govern in all cases. The plan administrator has the right, but not the obligation, to require that the spouse of the Participant join in the designation of any beneficiary who is a person other than the Participant’s spouse. In the absence of an effective, written, beneficiary designation, any amount payable to the Participant will be paid to the individual to whom the Participant is married at death, or if the Participant was not married at death, to the Participant’s surviving children in equal shares, or if none, to the Participant’s estate.

No Assignment — Subject to a Participant’s right to name a beneficiary under the terms of the Plan, a Participant may not assign, pledge or encumber his or her interest, if any, under the Plan.

Governing Law — The Plan will be governed by the laws of the state of Idaho.

Un-funded Status — The benefits hereunder are un-funded and payable solely from the general assets of the company.

Claim Process — The Company has the sole discretion to decide all issues of fact, law or interpretation arising under this plan. Any decision of the company that is not an abuse of discretion must be upheld by a court of law.

No Employment Contract — Nothing contained herein shall be construed to constitute an employment contract.